Exhibit 99.1
Alteryx Announces Fourth Quarter and Full Year 2023 Financial Results

Full Year 2023 Revenue of $970 million, up 13% Year-Over-Year
Annualized Recurring Revenue of $955 million, up 15% Year-Over-Year
IRVINE, Calif. – February 6, 2024 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its fourth quarter and full year ended December 31, 2023.
Fourth Quarter 2023 Financial Highlights
•Revenue: Revenue for the fourth quarter of 2023 was $351 million, an increase of 17%, compared to revenue of $301 million in the fourth quarter of 2022.
•Gross Profit: GAAP gross profit for the fourth quarter of 2023 was $317 million, or a GAAP gross margin of 90%, compared to GAAP gross profit of $269 million, or a GAAP gross margin of 89%, in the fourth quarter of 2022. Non-GAAP gross profit for the fourth quarter of 2023 was $324 million, or a non-GAAP gross margin of 92%, compared to non-GAAP gross profit of $277 million, or a non-GAAP gross margin of 92%, in the fourth quarter of 2022.
•Income (Loss) from Operations: GAAP income from operations for the fourth quarter of 2023 was $76 million, compared to GAAP loss from operations of $(41) million for the fourth quarter of 2022. Non-GAAP income from operations for the fourth quarter of 2023 was $154 million, compared to non-GAAP income from operations of $68 million for the fourth quarter of 2022.
•Net Income (Loss): GAAP net income attributable to common stockholders for the fourth quarter of 2023 was $80 million, compared to GAAP net loss attributable to common stockholders of $(32) million for the fourth quarter of 2022. GAAP net income per diluted share for the fourth quarter of 2023 was $1.07, based on 76.9 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.46), based on 69.2 million GAAP weighted-average diluted shares outstanding for the fourth quarter of 2022.
Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2023 were $129 million and $1.70, respectively, compared to non-GAAP net income of $62 million and non-GAAP net income per diluted share of $0.84 for the fourth quarter of 2022. Non-GAAP net income per diluted share for the fourth quarter of 2023 was based on 76.9 million non-GAAP weighted-average diluted shares outstanding, compared to 76.3 million non-GAAP weighted-average diluted shares outstanding for the fourth quarter of 2022.
•Balance Sheet and Cash Flow: Cash, cash equivalents, and short-term and long-term investments as of December 31, 2023 was $744 million, compared to $432 million as of December 31, 2022. This reflects a $441 million cash inflow primarily related to the issuance of our 8.75% senior notes due 2028, net of debt issuance costs, partially offset by an $85 million cash outflow related to principal payments on our 0.5% convertible senior notes due 2023 in settlement of conversions in early 2023 and payments at maturity. Cash provided by operating activities for the fourth quarter of 2023 was $80 million, compared to cash provided by operating activities of $8 million for the fourth quarter of 2022.

Full Year 2023 Financial Highlights
•Revenue: Revenue for the full year 2023 was $970 million, an increase of 13%, compared to revenue of $855 million for the full year 2022.
•Gross Profit: GAAP gross profit for the full year 2023 was $839 million, or a GAAP gross margin of 86%, compared to GAAP gross profit of $737 million, or a GAAP gross margin of 86%, for the full year 2022. Non-GAAP gross profit for the full year 2023 was $871 million, or a non-GAAP gross margin of 90%, compared to non-GAAP gross profit of $768 million, or a non-GAAP gross margin of 90%, for the full year 2022.
•Income (Loss) from Operations: GAAP loss from operations for the full year 2023 was $(165) million, compared to GAAP loss from operations of $(301) million for the full year 2022. Non-GAAP income from operations for the full year 2023 was $142 million compared to non-GAAP income from operations of $13 million for the full year 2022.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the full year 2023 was $(179) million, compared to GAAP net loss of $(319) million for the full year 2022. GAAP net loss per diluted share for the full year 2023 was $(2.52), based on 70.9 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(4.65), based on 68.5 million GAAP weighted-average diluted shares outstanding for the full year 2022.
Non-GAAP net income and non-GAAP net income per diluted share for the full year 2023 were $110 million and $1.53, respectively, compared to non-GAAP net income of $0 million and non-GAAP net income per diluted share of $0.00 for the full year 2022. Non-GAAP net income per diluted share for the full year 2023 was based on 76.4 million non-GAAP weighted-average diluted shares outstanding, compared to 68.5 million non-GAAP weighted-average diluted shares outstanding for the full year 2022.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
During the year ended December 31, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

Fourth Quarter 2023 and Recent Business Highlights
•Ended the fourth quarter of 2023 with $955 million in annualized recurring revenue, or ARR, an increase of 15% year-over-year.
•Achieved a dollar-based net expansion rate (ARR-based) of 116% for the fourth quarter of 2023.
•Announced the formation of Alteryx Public Sector, LLC, a new entity that will focus on helping U.S. public sector institutions, including federal, state, local, and tribal governments, as well as educational institutions, accelerate their use of analytics.
•Announced that we ranked in first place in all categories across the mid-cap software sector and achieved the 'Most Honored' company distinction in the Institutional Investor's 2023-24 All-America Executive Team.
Transaction with Clearlake Capital Group and Insight Partners
In a separate press release issued on December 18, 2023, we announced that we have entered into a definitive agreement, or the Merger Agreement, to be acquired by Clearlake Capital Group, L.P. and Insight Partners. A copy of the press release and supplemental materials can be found on the “Investors” page of our website at https://investor.alteryx.com and on the Securities and Exchange Commission, or the SEC, website at http://www.sec.gov. Additional details and information about the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement are available in the Current Report on Form 8-K filed with the SEC on December 18, 2023.

Given the announced transaction, we will not be hosting an earnings conference call nor providing financial guidance in conjunction with this press release. For further detail and discussion of our financial performance, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, filed today with the SEC.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business. Effective as of the fourth quarter of 2023, we have additionally excluded any transaction costs incurred related to the planned merger as these costs do not contribute to a meaningful evaluation of our current operating performance.

Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing and we do not consider these charges indicative of our current or past operating performance.
Cost optimization charges. We exclude other cost optimization charges, which primarily include compensation costs for the impacted workforce and additional non-impairment office exit costs. Although office exits are non-recurring in nature, certain costs associated with the exits will be incurred in future periods. We exclude cost optimization charges as they do not contribute to a meaningful evaluation of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors, including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2023 and 2022.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense, and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annualized Recurring Revenue (ARR). Annualized recurring revenue, or ARR, represents the annualized recurring value of all active subscription contracts at the end of a reporting period, and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. We use ARR as one of our operating measures to assess the health and trajectory of our business. ARR is a performance metric and should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to the pending merger; ARR, non-GAAP operating margin, and assumptions related to the foregoing; our workforce reduction plans and related impacts; our ability to execute our long-term growth, go-to-market, operations, and product strategies, including with respect to our public sector business and our cloud and artificial intelligence, or AI, offerings; our non-GAAP tax rate for 2024; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: the pendency of the merger and our ability to complete the merger in a timely manner or at all; our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner, or if we are unable to develop a successful business model to sell those products and services we have acquired or integrate them into our existing products and services; our dependence on our software platform for a large portion of our revenue; our ability to manage our growth effectively; our ability to attract new customers, expand sales to existing customers, both domestically and internationally, or maintain the subscription amount or subscription term of renewing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with the expansion of our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; the success of our AI initiatives; our indebtedness and risks related to our outstanding notes; and other macroeconomic conditions, including, but not limited to, rising inflation, interest rates, disruptions in access to bank deposits or lending commitments due to bank failures, foreign currency exchange rates, economic uncertainty, and the impacts of geopolitical and other natural and man-made events, like regional conflicts and government shutdowns. Additionally, these forward-looking statements involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. With Alteryx, enterprises can make intelligent decisions across their organizations with automated, AI-driven insights. More than 8,000 customers globally rely on Alteryx to democratize analytics across use cases and deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Ana Gabriel
pr@alteryx.com
Investor Contact
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Subscription-based software license	$232	$192	$516	$447
PCS and services	119	109	454	408
Total revenue	351	301	970	855
Cost of revenue:
Subscription-based software license	2	3	7	11
PCS and services	32	29	124	107
Total cost of revenue	34	32	131	118
Gross profit	317	269	839	737
Operating expenses:
Research and development	51	59	220	221
Sales and marketing	135	157	581	542
General and administrative	55	59	201	232
Impairment of long-lived assets	—	35	2	43
Total operating expenses	241	310	1,004	1,038
Income (Loss) from operations	76	(41)	(165)	(301)
Interest expense	(13)	(2)	(43)	(9)
Other income (expense), net	20	12	39	(4)
Income (Loss) before provision for income taxes	83	(31)	(169)	(314)
Provision for income taxes	3	1	10	5
Net income (loss)	$80	$(32)	$(179)	$(319)
Convertible debt interest expense, after-tax	2	—	—	—
Adjusted net income	$82	$(32)	$(179)	$(319)
Net income (loss) per share attributable to common stockholders, basic	$1.11	$(0.46)	$(2.52)	$(4.65)
Adjusted net income (loss) per share attributable to common stockholders, diluted	$1.07	$(0.46)	$(2.52)	$(4.65)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	71,935	69,215	70,948	68,510
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	76,866	69,215	70,948	68,510

Alteryx, Inc.
Stock-Based Compensation Expense
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$5	$4	$18	$17
Research and development	13	15	56	55
Sales and marketing	23	24	92	80
General and administrative	21	20	79	75
Total	$62	$63	$245	$227

Alteryx, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$530	$105
Short-term investments	195	237
Accounts receivable, net	296	260
Prepaid expenses and other current assets	169	145
Total current assets	1,190	747
Property and equipment, net	69	69
Operating lease right-of-use assets	43	51
Long-term investments	19	90
Goodwill	398	398
Intangible assets, net	48	61
Other assets	145	141
Total assets	$1,912	$1,557
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4	$14
Accrued payroll and payroll related liabilities	81	81
Accrued expenses and other current liabilities	82	56
Deferred revenue	252	276
Convertible senior notes, net	399	85
Total current liabilities	818	512
Long-term debt, net	839	793
Operating lease liabilities	47	61
Other liabilities	18	17
Total liabilities	1,722	1,383
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	824	623
Accumulated deficit	(622)	(443)
Accumulated other comprehensive loss	(12)	(6)
Total stockholders’ equity	190	174
Total liabilities and stockholders’ equity	$1,912	$1,557

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$80	$(32)	$(179)	$(319)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9	10	36	37
Non-cash operating lease cost	3	5	12	20
Stock-based compensation	62	63	245	227
Amortization (accretion) of discounts and premiums on investments, net	(1)	(1)	(5)	—
Amortization of debt discount and issuance costs	1	1	4	3
Deferred income taxes	(2)	—	2	2
Impairment of long-lived assets	—	35	2	43
Other non-cash operating activities, net	(11)	(9)	(8)	12
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(167)	(148)	(40)	(65)
Deferred commissions	(20)	(19)	(32)	(28)
Prepaid expenses and other current assets and other assets	5	(7)	11	(101)
Accounts payable	(9)	(10)	(10)	5
Accrued payroll and payroll related liabilities	28	33	1	10
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	28	(2)	10	(15)
Deferred revenue	74	89	(20)	64
Net cash provided by (used in) operating activities	80	8	29	(105)
Cash flows from investing activities:
Capitalized software development costs	(6)	(4)	(21)	(12)
Purchases of property and equipment	(1)	(4)	(3)	(24)
Cash paid in acquisitions, net of cash acquired	—	—	—	(387)
Purchases of investments	(54)	(88)	(197)	(203)
Sales and maturities of investments	62	115	307	723
Net cash provided by investing activities	1	19	86	97
Cash flows from financing activities:
Proceeds from issuance of senior notes	—	—	443	—
Principal payments on 2023 convertible senior notes	—	—	(85)	—
Proceeds from exercise of stock options and issuance of shares from employee stock purchase plan	—	—	13	10
Minimum tax withholding paid on behalf of employees for restricted stock units	(12)	(8)	(60)	(45)
Other financing activity	(4)	—	(5)	—
Net cash provided by (used in) financing activities	(16)	(8)	306	(35)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1	1	1	(2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	66	20	422	(45)
Cash, cash equivalents, and restricted cash—beginning of period	466	90	110	155
Cash, cash equivalents, and restricted cash—end of period	$532	$110	$532	$110

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$317	$269	$839	$737
GAAP gross margin	90%	89%	86%	86%
Add back:
Stock-based compensation and related payroll tax expense	5	4	19	17
Amortization of intangible assets	2	3	11	13
Cost optimization charges	—	1	2	1
Non-GAAP gross profit	$324	$277	$871	$768
Non-GAAP gross margin	92%	92%	90%	90%
Reconciliation of non-GAAP income from operations:
GAAP income (loss) from operations	$76	$(41)	$(165)	$(301)
GAAP operating margin	22%	(14)%	(17)%	(35)%
Add back:
Stock-based compensation and related payroll tax expense	63	64	252	232
Amortization of intangible assets	2	3	12	14
Impairment of long-lived assets	—	35	2	43
Cost optimization charges	1	4	26	4
Acquisition-related adjustments	12	3	15	21
Non-GAAP income from operations	$154	$68	$142	$13
Non-GAAP operating margin	44%	23%	15%	2%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$80	$(32)	$(179)	$(319)
Add back:
Stock-based compensation and related payroll tax expense	63	64	252	232
Amortization of intangible assets	2	3	12	14
Impairment of long-lived assets	—	35	2	43
Cost optimization charges	1	4	26	4
Acquisition-related adjustments	12	3	15	21
Income tax adjustments	(29)	(15)	(18)	5
Non-GAAP net income	$129	$62	$110	$—
Convertible debt interest expense, after-tax (1)	2	2	7	—
Adjusted non-GAAP net income (1)	$131	$64	$117	$—
Non-GAAP net income per diluted share
Adjusted non-GAAP net income (1)	$131	$64	$117	$—
Non-GAAP weighted-average shares used to compute net income per share attributable to common stockholders, diluted (2)	76,866	76,257	76,369	68,510
Non-GAAP net income per diluted share	$1.70	$0.84	$1.53	$—
Reconciliation of non-GAAP diluted net income per share:
Adjusted GAAP net income (loss) per share attributable to common stockholders, diluted	$1.07	$(0.46)	$(2.52)	$(4.65)
Add back:
Non-GAAP adjustments to net income per share	0.63	1.30	4.05	4.65
Non-GAAP net income per share, diluted	$1.70	$0.84	$1.53	$—
Reconciliation of non-GAAP diluted weighted-average shares outstanding:
GAAP weighted-average shares used to compute income (loss) per share attributable to common stockholders, diluted	76,866	69,215	70,948	68,510
Add back:
Effect of potentially dilutive shares	—	7,042	5,421	—
Non-GAAP weighted-average shares used to compute non-GAAP net income per share, diluted	76,866	76,257	76,369	68,510
(1) Following the adoption of ASU 2020-06, effective as of January 1, 2022, we utilize the “if-converted” method for calculating diluted net income per share, which assumes conversion of our convertible senior notes as of the beginning of the period or at the time of issuance, if later. For periods in which we are in an income position, we add back after-tax interest expense related to our convertible senior notes.
(2) For periods in which we are in an income position, the denominator of our calculation of diluted net income per share includes potential shares issued related to our convertible senior notes pursuant to the “if-converted” method for calculating diluted net income per share.
Alteryx, Inc.
Other Business Metrics
(unaudited)
Annualized Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2022	2022	2022	2022	2023	2023	2023	2023
Annualized recurring revenue	$684	$727	$758	$834	$857	$890	$914	$955
Dollar-Based Net Expansion Rate. Our dollar-based net expansion rate is a trailing four-quarter average of the ARR from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ARR in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ARR in the Comparison Quarter, by the ARR attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters.
To better align our reported business metrics, beginning in the first quarter of 2023, we revised our dollar-based net expansion calculation to utilize ARR instead of annual contract value, which, if applied to prior periods presented, would have had no more than a 1% impact on any such prior period. As a result, we have not recast prior period dollar-based net expansion rates to conform to the current definition because the impact is immaterial.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2022	2022	2022	2022	2023	2023	2023	2023
Dollar-based net expansion rate	119%	120%	121%	121%	121%	120%	119%	116%
Number of Customers with ARR of $250,000 or Greater. As we have grown, and as part of our enterprise-focused sales strategy, our ability to grow our base of larger customers while increasing penetration with those customers has increasingly become a key indicator of our market expansion, the growth of our business, and our future potential business opportunities. In particular, we believe that the number of customers with ARR of $250,000 or greater at the end of a reporting period is a useful indicator of the scale of customer adoption and expansion of our platform and the success of our enterprise-focused sales strategy.
Accordingly, beginning in the three months ended June 30, 2023, we began reporting the number of customers with ARR of $250,000 or greater instead of our total number of customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, and we treat each identified entity with a unique nine-digit identification number provided by Dun & Bradstreet as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2022	2022	2022	2022	2023	2023	2023	2023
Customers with ARR of $250,000 or greater	530	566	586	643	660	689	706	748
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2022	2022	2022	2022	2023	2023	2023	2023
Remaining performance obligations	$445	$495	$488	$592	$509	$502	$517	$641
    Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2022	2022	2022	2022	2023	2023	2023	2023
Contract assets	$54	$76	$130	$131	$132	$127	$135	$120